Exhibit 10.12

SECOND AMENDMENT

TO

THE FIFTH THIRD BANCORP

NONQUALIFIED DEFERRED COMPENSATION PLAN

(as amended and restated effective as of January 1, 2009)

Pursuant to the reserved power of amendment contained in paragraph 15.1 of The Fifth Third Bancorp Nonqualified Deferred Compensation Plan (as amended and restated effective as of January 1, 2009) (the “Plan”), the Plan is hereby amended effective as of January 1, 2011, in the following respects:

1.	Article III is amended by adding a new paragraph 3.5 to read as follows:

3.5	Changes in Eligibility Status. A new, separate Account shall be established for a Participant who (a) has an existing Account balance, (b) is not eligible for contributions under Paragraph 3.3 in at least one Plan Year after having been eligible previously, and (c) again meets the eligibility criteria in Paragraph 3.3 for a future Plan Year.

The payment provisions (including available elections and changes) in Article X shall be applied separately as to each of a Participant’s separate Accounts. As an example, such a Participant, upon becoming eligible again after a period of ineligibility, may make an initial payment election under Paragraph 10.2(a) within the first Open Enrollment Period applicable to him after again meeting the eligibility requirements of Paragraph 3.3; and such election (or default payment under Paragraph 10.2(b)) shall apply solely to his new Account and shall not affect the payment provisions applicable to his prior Account.

In the event of multiple changes in eligibility, the above process shall be repeated such that a Participant may have multiple separate Accounts each with payment provisions unaffected by the payment provisions applicable to the others.

Notwithstanding the above, Paragraph 2.2 (regarding the Participant’s designation of a Beneficiary) and Article XI (regarding the payment upon death) shall not be applied separately as to each of a Participant’s Accounts. Instead, a Participant’s Beneficiary designation under Paragraph 2.2 shall apply to a Participant’s entire benefit in the Plan.

2.	Paragraph 2.2 is amended by adding the following thereto:

If there is no designated Beneficiary to receive any amount that becomes payable to a Beneficiary, then the Participant’s Beneficiary shall be the estate of the last to die of the Participant and any properly designated Beneficiaries.

3.	Paragraph 2.6 is amended in its entirety to read as follows:

“Compensation” shall mean the total base earnings plus the cash portion of variable compensation (but excluding performance-based, additional cash compensation incentives) paid by an Employer to a Participant or which would otherwise be paid but for a deferral election hereunder.

IN WITNESS WHEREOF, Fifth Third Bancorp has caused this Amendment to be adopted this 20 day of December, 2010.

FIFTH THIRD BANCORP

By:	/s/ Paul L. Reynolds